EXHIBIT 99.1

Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS THIRD QUARTER 2011 RESULTS
– Consolidated Net Sales Climb to Record $416.5 Million –
– Rising Input Costs Adversely Impact EPS by $0.20 –
– Continued Profit Growth from Composite Fibers and Advanced Airlaid Materials –

YORK, Pennsylvania – November 1, 2011 – Glatfelter (NYSE: GLT) today reported financial results for the third quarter ended September 30, 2011, with sales increasing 10 percent to a record $416.5 million, versus $379.1 million a year ago.

Adjusted earnings were $12.8 million, or $0.28 per diluted share, compared with $16.7 million, or $0.36 per diluted share, in the third quarter of 2010. On a GAAP basis, third-quarter 2011 net income was $13.0 million, or $0.28 per diluted share, versus $39.4 million or $0.85 per diluted share, in the same period of 2010. The 2010-third quarter GAAP-basis results benefited from cellulosic biofuel production credits totaling $23.1 million, or $0.50 per diluted share.

“Our strong top-line growth in the third quarter reflects the continued success of our Composite Fibers and Advanced Airlaid Materials businesses, the global growth engines for Glatfelter,” said Dante C. Parrini, chairman and chief executive officer. “Composite Fibers delivered a 20 percent increase in revenue led by growth in the single-serve coffee and tea markets, while Advanced Airlaid Materials grew revenue by 14 percent driven by the feminine hygiene market. Likewise, we are pleased with the continued progress the Advanced Airlaid Materials business is making to improve its profitability. This was accomplished while also constructing and beginning the start-up of a second proprietary festooning line in Gatineau, Canada.”

Mr. Parrini continued, “Significant input cost inflation of $15 million impacted results for the quarter, especially for our Specialty Papers business which was also impacted by severe weather conditions associated with Tropical Storm Lee and higher maintenance costs to improve paper machine reliability. We are, however, seeing a pull back of input costs especially for purchased pulp which we expect will help us in the fourth quarter.”

Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein:

	Three months ended September 30
	2011		2010
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$13,026	$0.28	$39,437	$0.85
Cellulosic biofuel and alternative fuel mixture credits	–	–	(23,100)	(0.50)
Acquisition and integration related costs	–	–	407	0.01
Timberland sales and related transaction costs	(245)	(0.01)	—	—
Adjusted earnings	$12,781	$0.28	$16,744	$0.36

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

2011 Third-Quarter Business Unit Results

Specialty Papers

	For the quarter ended September 30
Dollars in thousands	2011	2010	Change
Tons shipped	199,583	195,350	4,233	2.2%
Net sales	$225,410	$217,334	$8,076	3.7
Energy and related sales, net	2,840	3,313	(473)	(14.3)
Operating income	16,965	22,978	(6,013)	(26.2)
Operating margin	7.5%	10.6%

On a year-over-year basis, Specialty Papers’ net sales increased $8.1 million primarily due to a $4.6 million benefit from higher selling prices and a 2.2 percent increase in shipping volumes. Specialty Papers’ shipments continued its seven-year track record of outperforming the broader uncoated free sheet market, which was down 3.6 percent in the year-over-year comparison.

Specialty Papers’ 2011 third-quarter operating income declined $6.0 million compared to the 2010-third quarter primarily due to the unfavorable impact of rising input costs outpacing benefits of higher selling prices. Input costs increased an aggregate $8.4 million in the year-over-year comparison. Operations in Spring Grove, PA were interrupted during the quarter by Tropical Storm Lee, which caused unplanned downtime and excess costs aggregating $1.1 million. In addition, maintenance-related costs were higher in the comparison to 2010 due to spending incurred to improve paper machine reliability.

Composite Fibers

	For the quarter ended September 30
Dollars in thousands	2011	2010	Change
Tons shipped	24,105	22,846	1,259	5.5%
Net sales	$124,852	$103,727	$21,125	20.4
Operating income	10,057	9,700	357	3.7
Operating margin	8.1%	9.4%

Composite Fibers’ net sales increased $21.1 million, or 20.4 percent reflecting a 5.5 percent increase in shipping volume led by single-serve coffee and tea products. In addition, higher average selling prices added $2.7 million and foreign currency translation contributed $7.7 million.

Composite Fibers’ third-quarter 2011 operating income increased 3.7 percent or $0.4 million. The benefit from higher selling prices was more than offset by $3.8 million of higher raw material and energy costs, primarily related to abaca and synthetic fiber prices. The results include $0.4 million of costs incurred related to recently announced initiatives to expand its inclined-wire production capacity to support the growing single-serve coffee and tea markets. Adjusted to exclude these non-recurring strategic costs, operating income increased 7.3 percent in the comparison.

Advanced Airlaid Materials

	For the quarter ended September 30
Dollars in thousands	2011	2010	Change
Tons shipped	23,052	22,053	999	4.5%
Net sales	$66,232	$58,036	$8,196	14.1
Operating income	4,133	1,164	2,969	n/m
Operating margin	6.2%	2.0%

Advanced Airlaid Materials’ net sales increased $8.2 million, or 14.1 percent reflecting a 4.5 percent increase in shipping volume, a $2.9 million benefit from higher selling prices and $2.7 million from foreign currency translation.

Operating income was $4.1 million in the third-quarter 2011, the third consecutive quarter of higher profitability and nearly a three-fold improvement from results in the same quarter of 2010. During the third quarter, selling price increases outpaced higher input costs of $2.4 million. In addition, this business’s overall performance benefited from previously outlined improvement initiatives including supply chain synergies, waste reduction and higher machine output.

2011 Year-to-Date Results

For the first nine months of 2011, on a GAAP basis, the Company reported net income of $33.0 million or $0.71 per diluted share, compared with $39.2 million or $0.85 per diluted share in the same period of 2010. The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings:

	Nine months ended September 30
	2011		2010
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$32,953	$0.71	$39,166	$0.85
Cellulosic biofuel and alternative fuel mixture credits	–	–	(23,100)	(0.50)
Acquisition and integration related costs	793	0.02	8,728	0.18
Foreign currency hedge on acquisition price	–	–	1,673	0.04
Timberland sales and related transaction costs	(1,895)	(0.04)	(99)	—
Adjusted earnings	$31,851	$0.69	$26,368	$0.57

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for the first nine months of 2011 were $1,211.2 million, a 12.2 percent increase compared with $1,079.2 million for the same period of 2010, reflecting generally stronger shipping volume in all of our businesses, higher selling prices and the favorable impact from foreign currency translation. In addition, the 2011 amount includes nine months of the Advanced Airlaid Materials business unit compared with seven and one half months in 2010.

Balance Sheet and Other

Capital expenditures totaled $44.6 million in the first nine months of 2011 compared with $23.3 million in the same period of 2010. Capital expenditures are expected to be approximately $60 million to $65 million for 2011.

Cash and cash equivalents totaled $98.3 million at September 30, 2011 and net debt, excluding cash collateralized borrowings, was $197.8 million, a decrease of $2.7 million compared with year-end 2010. Free cash flow (cash provided by operations less capital expenditures) was $36.5 million for the first nine months of 2011 and $100.1 million for the comparable period of 2010. Free cash flow in 2011 and 2010 included $17.8 million and $54.9 million, respectively, of cash tax benefits related to cellulosic biofuel and alternative fuel mixture credits. (Net debt and free cash flow are non-GAAP measures. Refer to the calculation of these measures provided in this release).

In April 2011, the Company announced a $50 million share buyback program authorized by its Board of Directors. Through September 30, 2011, the Company repurchased 2.0 million shares of common stock for approximately $27.5 million reducing 2011-third quarter average diluted shares outstanding by 908,260 shares. The Company is not obligated to repurchase any particular amount of common stock and the program may be modified or suspended at any time at the Board’s discretion.

In the 2011-third quarter the Company recorded an after-tax charge of $1.2 million, or $0.03 per share, associated with the retirement of the Company’s former chief executive officer. Such costs are not allocated to a business unit and are reported as “Other and Unallocated” in our table of Business Unit Financial Information.

Outlook

For Specialty Papers, the Company expects shipping volumes in the fourth quarter of 2011 to be approximately five percent less than the third quarter reflecting normal seasonality; selling prices are expected to be in line with the third quarter. Input costs are expected to be in line with the third quarter, with the exception of significantly lower purchased pulp prices. The Company expects full year 2011 operating income for this unit to approximate full year 2010.

For Composite Fibers, the Company anticipates shipping volumes to be slightly lower in the fourth quarter compared to the 2011 third quarter reflecting seasonality in the metallized papers market. Selling prices and input costs are expected to be largely in line with the third quarter.

Shipping volumes for the Advanced Airlaid Materials business unit in the fourth quarter of 2011 are expected to decline approximately five percent compared to third quarter levels due to normal seasonality. In addition, selling prices and input costs are expected to be largely in-line with the third quarter levels. The benefits from continuous improvement initiatives and efficiency gains should offset the impact of lower volumes.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its second-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 3rd Quarter 2011 Earnings Release Conference Call
When:	Tuesday, November 1, 2011, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	17582471
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	November 1, 2011 12:00 through November 15, 2011 11:59 p.m.
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	17582471

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.5 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
In thousands, except per share	2011	2010	2011	2010
Net sales	$416,493	$379,097	$1,211,249	$1,079,153
Energy and related sales – net	2,840	3,312	7,887	8,834

Total revenues	419,333	382,409	1,219,136	1,087,987
Costs of products sold	364,417	326,669	1,066,553	952,571

Gross profit	54,916	55,740	152,583	135,416
Selling, general and administrative expenses	31,430	27,782	94,520	91,299
Gains on dispositions of plant, equipment and timberlands, net	(698)	(150)	(3,902)	(318)

Operating income	24,184	28,108	61,965	44,435
Non-operating income (expense)
Interest expense	(6,456)	(6,565)	(19,377)	(19,045)
Interest income	134	232	491	570
Other – net	(137)	(251)	(405)	(3,868)

Total other income (expense)	(6,459)	(6,584)	(19,291)	(22,343)

Income before income taxes	17,725	21,524	42,674	22,092
Income tax provision (benefit)	4,699	(17,913)	9,721	(17,074)

Net income	$13,026	$39,437	$32,953	$39,166

Earnings per share
Basic	$0.29	$0.86	$0.72	$0.85
Diluted	0.28	0.85	0.71	0.85
Cash dividends declared per common share	$0.09	$0.09	$0.27	$0.27
Weighted average shares outstanding
Basic	45,299	45,950	45,813	45,898
Diluted	45,839	46,286	46,341	46,330

Business Unit Financial Information
(unaudited)

Three months ended September 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Net sales	$225.4	$217.3	$124.9	$103.7	$66.2	$58.0	$-	$-	$416.5	$379.1
Energy and related sales, net	2.8	3.3	—	—	—	—	—	—	2.8	3.3

Total revenue	228.2	220.6	$124.9	103.7	$66.2	58.0	—	—	419.3	382.4
Cost of products sold	198.6	184.3	104.6	85.6	59.2	54.9	2.0	1.8	364.4	326.7

Gross profit	29.6	36.3	20.3	18.2	7.0	3.1	(2.0)	(1.8)	54.9	55.7
SG&A	12.6	13.4	10.2	8.5	2.9	1.9	5.7	4.1	31.4	27.8
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(0.7)	(0.2)	(0.7)	(0.2)

Total operating income (loss)	17.0	22.9	10.1	9.7	4.1	1.2	(7.0)	(5.7)	24.2	28.1
Non-operating income (expense)	—	—	—	—	—	—	(6.5)	(6.6)	(6.5)	(6.6)

Income (loss) before income taxes	$17.0	$22.9	$10.1	$9.7	$4.1	$1.2	$(13.4)	$(12.3)	$17.7	$21.5

Supplementary Data
Net tons sold	199.6	195.4	24.1	22.8	23.1	22.1	—	—	246.7	240.2
Depreciation, depletion and amortization	$9.2	$8.9	$6.2	$5.7	$2.1	$2.0	$-	$-	$17.5	$16.6
Capital expenditures	6.7	5.1	5.7	2.7	4.3	—	—	—	16.8	7.8

Nine months ended September 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Net sales	$662.6	$633.8	$356.5	$307.2	$192.2	$138.1	$-	$-	$1,211.2	$1,079.2
Energy and related sales, net	7.9	8.8	—	—	—	—	—	—	7.9	8.8

Total revenue	670.5	642.6	356.5	307.2	192.2	138.1	—	—	1,219.1	1,088.0
Cost of products sold	592.5	560.9	295.1	255.8	174.3	130.4	4.6	5.6	1,066.6	952.6

Gross profit	78.0	81.7	61.3	51.5	17.9	7.8	(4.6)	(5.6)	152.6	135.4
SG&A	38.9	40.1	29.6	26.6	8.3	4.4	17.7	20.2	94.5	91.3
Gains on dispositions of plant, equipment and timberlands	—	—	—	—		—	(3.9)	(0.3)	(3.9)	(0.3)

Total operating income (loss)	39.1	41.6	31.7	24.9	9.6	3.4	(18.4)	(25.4)	62.0	44.4
Non-operating income (expense)	—	—	—	—	—	—	(19.3)	(22.3)	(19.3)	(22.3)

Income (loss) before income taxes	$39.1	$41.6	$31.7	$24.9	$9.6	$3.4	$(37.7)	$(47.8)	$42.7	$22.1

Supplementary Data
Net tons sold	590.1	576.3	70.0	67.1	66.9	53.2	—	—	726.9	696.6
Depreciation, depletion and amortization	$26.7	$26.2	$18.7	$17.6	$6.4	$5.0	$-	$-	$51.8	$48.8
Capital expenditures	20.0	13.8	16.2	6.0	8.4	3.5	—	—	44.6	23.3

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information
(unaudited)

	Nine months ended
	September 30
In thousands	2011	2010
Cash Flow Data
Cash provided (used) by:
Operating activities	$81,136	$123,380
Investing activities	(40,200)	(252,016)
Financing activities	(39,495)	60,315
Depreciation, depletion and amortization	51,779	48,802
Capital expenditures	44,642	23,269
Sept 30		December 31
	2011	2010

Balance Sheet Data
Cash and cash equivalents	$98,251	$95,788
Total assets	1,350,027	1,341,747
Total debt	332,741	333,022
Shareholders’ equity	558,622	552,442

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the company’s fundamental business in relation to prior periods. The performance of the company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins overhead, and operating margins, among others. Gains on the sale of timberlands, acquisition and integration related costs, charges for environmental reserves and shutdown and restructuring charges are excluded from the company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the company’s core business, and will only impact the company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the company for the applicable period and, therefore, does not present a complete picture of the company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.

Free cash flow and net debt are also non-GAAP financial measures, however, the calculation of each is derived directly from information included in the Company’s GAAP based consolidated financial statements. The Company believes these provide meaningful measures of the Company’s financial position and of its ability to generate sufficient levels of cash flow to support its business strategies.

The following tables set forth the calculations of free cash flow and net debt.

Calculation of Free Cash Flow	Nine months ended September 30
In thousands	2011	2010
Cash from operations	$81,136	$123,380
Less:
Capital expenditures	(44,642)	(23,269)
Free cash flow	$36,494	$100,111

Calculation of Net Debt	September 30	December 31
In thousands	2011	2010
Short term debt	$–	$798
Long term debt	332,741	332,224

Total	332,741	333,022
Less: Cash	98,251	(95,788)

Total debt less cash	234,490	237,234
Less: Collateralized debt	(36,695)	(36,695)

Net Debt	$197,795	$200,539

Non-GAAP adjusted earnings, free cash flow and net debt should not be considered in isolation from, or as substitutes for, measures of financial performance prepared in accordance with GAAP.